Exhibit 99.1

GammaCan Executes Supply Agreement with Bio Products Laboratory to
Manufacture VitiGam™ for the Treatment of Melanoma for Clinical Testing and
Commercial Sale

KIRYAT ONO, Israel and NEW YORK, New York -- (BUSINESS WIRE) -- GammaCan International, Inc. (“GammaCan” or “the Company”) (OTCBB:GCAN) a developer of proprietary immunotherapies for the treatment of melanoma and other cancers, today announced that the Company’s subsidiary has entered into a comprehensive manufacturing agreement with Bio Products Laboratory ("BPL") to produce the Company’s lead drug candidate, VitiGam™, from plasma derived from Vitiligo donors. BPL is a division of National Health Service Blood and Transplant, a unit of the United Kingdom National Health Service. BPL is a leading manufacturer of plasma-based products distributed worldwide.

Under the terms of agreement, BPL will manufacture VitiGam™ utilizing its proprietary GAMMAPLEX process. The multi-year agreement provides for the supply to GammaCan of VitiGam™ for the Company's immediate clinical testing needs and for future commercial sale. In addition, the agreement provides that BPL will provide the Company with technical, scientific and other data, including specific support for its U.S. regulatory filings and future regulatory approvals in other markets. While specific financial terms will not be disclosed, the agreement provides that BPL will produce VitiGam™ for clinical testing and future commercial sale at market-based prices. The Company will purchase related services, when required, also at agreed upon and market-based pricing.

Steven Katz, Chairman of the Board and President of GammaCan said, "Our ability to enter into a supply contract with a market leader such as BPL constitutes further validation of our technology. Securing a manufacturer of VitiGam™ for our clinical testing program is also one of the last major steps needed to assure our ability to submit an IND with the U.S. FDA in the near- term".

Andrew Williams, Sales and Marketing Director for BPL, commented, "GammaCan's manufacturing requirements can be readily integrated with our capabilities. This new relationship with GammaCan will enable us to participate, at an early stage, in a most promising and exciting commercial opportunity."

About GammaCan

GammaCan develops proprietary immunotherapy and related approaches to treat melanoma and other cancers. GammaCan's patented platform technology is based on the use of IgGs (gamma-immunoglobulins), a safe, relatively non-toxic human plasma-derived product used to treat a variety of immune deficiencies and autoimmune diseases. In cancer, IgG-based therapies work by

GammaCan International, Inc.

strengthening the patient's immune system. Many experts currently view immunotherapy as a future alternative to chemotherapy. The Company's lead drug candidate, VitiGam™, targets Stage lll and Stage lV melanoma for which no effective treatment currently exists. In August 2007, VitiGam™ received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of Stage IIB to Stage IV metastatic melanoma. For more information about GammaCan, visit www.GammaCan.com.

About BPL

BPL is located in Elstree on the outskirts of London. BPL processes human plasma (sourced from U.S. donors) through to a range of highly purified and safe plasma products, including intravenous immunoglobulin (IVIG), albumin, Factor VIII and Factor IX. BPL invests in the latest research, technology and manufacturing methods and is committed to provide a continuous and competitive supply of high quality plasma-derived products to the United Kingdom and a growing global market. For more information about BPL, visit www.bpl.co.uk.

About VitiGam™

VitiGam™ is a first-in-class IgG-based anti-cancer immunotherapy being developed for the treatment of Stage III and Stage IV melanoma. GammaCan is planning to submit its Investigational New Drug Application (IND) for VitiGam™ to the FDA in the near future. The Company expects to commence human clinical trials shortly thereafter. VitiGam™ is an IgG-based product manufactured from the plasma of donors with Vitiligo, a benign skin condition affecting up to 2% of the general population. Studies have shown that this "enriched" IgG formulation contains potent anti-melanoma activity. Based on these studies, GammaCan expects VitiGam™ to provide specific anti-melanoma activity against melanoma cells, as well as non-specific anti-cancer activity.

About Melanoma

Melanoma is a deadly form of skin cancer. According to the American Cancer Society, melanoma accounts for approximately 4% of all skin cancers but causes approximately 75% of all skin cancer-related deaths. An estimated 62,000 people were diagnosed with and nearly 8,000 people died from melanoma in the U.S. alone in 2007. If rapidly diagnosed and surgically removed, early-stage melanoma is usually curable. However, for patients with metastatic melanoma (Stage III and Stage IV), the prognosis is poor since no effective treatment currently exists. These patients have a median survival time of 8.5 months and a 5-year survival rate of less than 10%. There has been little change in these results for in excess of 25 years. The incidence of melanoma has increased more rapidly than any other cancer during the past 10 years. The last drug to treat patients with metastatic melanoma was approved by the FDA over 30 years ago.

GammaCan International, Inc.

Safe Harbor Statement

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding: the commercialization of anti-cancer immunotherapies and the Company's efforts to develop therapies to boost the immune systems of cancer patients by the use of IgG-based therapy. Actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology; the inability to hire appropriate staff to develop the technology; unforeseen technical difficulties in developing the technology; the inability to obtain regulatory approval for human use; competitors' therapies proving to be more effective, cheaper or otherwise preferable for consumers; the inability to market a product; all of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in GammaCan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with GammaCan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release and GammaCan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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CONTACT:

Steven Katz, Chairman of the Board and President

732.254.5385

skatz@gammacan.com

Patrick Schnegelsberg, Chief Executive Officer

972.54.555.7698

pschnegelsberg@gammacan.com

6/4/2008	GammaCan International, Inc.